EXHIBIT 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK 10001-8602

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

October 2, 2020

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Re:	Southwestern Energy Company Merger

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company, a Delaware corporation (“Southwestern”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 12, 2020, by and among Southwestern and Montage Resources Corporation, a Delaware corporation (“Montage”), pursuant to which Montage will merge with and into Southwestern, with Southwestern continuing as the surviving corporation (the “Merger”). This opinion is being delivered in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2020 (File No. 333-248827), as amended or supplemented through the date hereof, including the related Proxy Statement (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In preparing the opinion set forth below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents and information as we have deemed necessary or appropriate to render our opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Southwestern and Montage, including those set forth in letters dated as of the date hereof from an officer of each of Southwestern and Montage (the “Officer’s Certificates”). For purposes of rendering our opinion, we have assumed that such statements and representations are accurate and complete as of the date hereof and will continue to be accurate and complete as of the Effective Time, in each case

Southwestern Energy Company

October 2, 2020

without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Southwestern and Montage, including those set forth in the Officer’s Certificates. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that all of Montage’s currently outstanding financial positions that it has treated as debt for U.S. federal income tax purposes are properly classified as debt rather than as equity for such purposes, the Merger will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement, none of the terms or conditions contained therein will be waived or modified, and Southwestern will not exercise its rights under Section 1.7 of the Merger Agreement to change the method and structure of effecting the Merger.

For purposes of our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current U.S. federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences to U.S. holders (as defined in the Registration Statement) of Montage Common Stock will be as described under “Material U.S. Federal Income Tax Consequences of the Merger – U.S. Federal Income Tax Consequences to U.S. Holders.”

Southwestern Energy Company

October 2, 2020

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto. Our opinion has been prepared in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. Our opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP